EXHIBIT 11

YANDEX N.V.

Insider Trading Policy

(As amended through December 22, 2016)

1.BACKGROUND AND PURPOSE

The US federal securities laws prohibit any member of the Board of Directors (a “Director”) or employee of Yandex N.V. (the “Company” and, together with its subsidiaries, the “Group”) or its subsidiaries from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company or the Group, or from disclosing material nonpublic information to others who might trade on the basis of that information. In addition, the Dutch Financial Supervision Act prohibits such practices to the extent a person is in the Netherlands when engaging in the prohibited actions. The rules of the Moscow Stock Exchange also prohibit trading based on inside information These laws impose severe sanctions on individuals who violate them. In addition, the U.S. Securities and Exchange Commission (“SEC”) has the authority to impose large fines on the Company and on the Company’s Directors, senior management of the Group and controlling shareholders if the Group’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

This insider trading policy is being adopted in light of these legal requirements, and with the goal of helping:

●	prevent inadvertent violations of the insider trading laws;
●	avoid even the appearance of impropriety on the part of those employed by, or associated with, the Group;
●	protect the Company from controlling person liability; and
●	protect the reputation of the Company, its Directors and the Group’s employees.

The Company’s Chief Financial Officer shall serve as the Compliance Officer for the purposes of this policy.

2.PERSONAL RESPONSIBILITY AND LIMITATION OF LIABILITY

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Group and to not engage in transactions in Company securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or entity whose transactions are subject to this policy, as discussed below, also comply with this policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or the Group, the Compliance Officer or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws.

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3.DEFINITION OF MATERIAL NONPUBLIC INFORMATION

3.1Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities after the fact, with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	projections of future earnings or losses, or other earnings guidance;
●	changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
●	a significant change in the Company’s search market share;
●	a significant change in advertising volume or CPC;
●	a pending or proposed merger, acquisition or tender offer;
●	a pending or proposed acquisition or disposition of a significant asset;
●	a pending or proposed joint venture;
●	a Company or Group restructuring;
●	significant related party transactions;
●	a change in dividend policy, the declaration of a stock split, or an offering of additional securities;
●	material bank borrowings or other financing transactions out of the ordinary course;
●	the establishment of a repurchase program for Company securities;
●	a change in senior management;
●	a change in auditors or notification that the auditor’s reports may no longer be relied upon;
●	development of a significant new product, process, or service;
●	pending or threatened significant litigation, or the resolution of such litigation;
●	impending bankruptcy or the existence of severe liquidity problems;
●	the gain or loss of a significant business partner; or
●	the imposition of a ban on trading in Company securities or the securities of another company.

3.2When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through a newswire service, a widely-available radio or television program, a widely-available newspaper, magazine or news website, or a public disclosure document filed with the SEC that is available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the

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Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

4.PROHIBITIONS RELATING TO TRANSACTIONS IN THE COMPANY’S

SECURITIES

4.1Covered Persons. This Section 4 applies to:

●	all Directors;
●	all employees of the Group;
●	all family members of Directors and employees of the Group who share the same address as, or are financially dependent on, the Director or employee of the Group, and any other person who shares the same address as the Director or employee of the Group (other than an unrelated person who is not financially dependent on the Director or employee of the Group and on whom the Director or employee of the Group is not financially dependent);
●	all corporations, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities; and
●	such other persons as the Company may determine should be subject to this Section 4 based upon their access to material nonpublic information.

4.2Prohibition on Trading While Aware of Material Nonpublic Information.

(a)Except as provided in Section 6, no person or entity covered by Section 4 may:

●	Purchase or sell any securities of the Company while he or she is aware of any material nonpublic information concerning the Company, or recommend to another person that they do so;
●	disclose to any other person any material nonpublic information concerning the Company if it is reasonably foreseeable that such person may misuse that information, such as to purchase or sell Company securities;

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●	purchase, sell, or recommend to purchase or sell any securities of another company while he or she is aware of any material nonpublic information concerning such other company which he or she learned in the course of his or her service as a Director or employee of the Group, or recommend to another person that they do so;
●	disclose to any other person any material nonpublic information concerning another company which he or she learned in the course of his or her service as a Director or employee of the Group if it is reasonably foreseeable that such person may misuse that information, such as to purchase or sell securities of such other company; or
●	assist anyone with any of the above.

(b)If a person ceases to be a Director or employee of the

Group at a time when he or she is aware of material nonpublic information concerning the Company and/or the Group, the prohibition on purchases or sales of Company securities in Section 4.2(a) shall continue to apply to such person until that information has become public or is no longer material.

4.3Prohibition on Pledges. No person or entity covered by this Section 4 may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan. However, an exception may be granted where a person wishes to pledge Company securities as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Compliance Officer.

4.4Prohibition on Short Sales and Derivative Transactions. No person or entity covered by this Section 4 may engage in any of the following types of transactions:

●short sales of Company securities, including short sales “against the box”; or
●purchases or sales of puts, calls or other derivative securities based on the Company’s securities.

5.ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, SENIOR

MANAGEMENT AND DESIGNATED EMPLOYEES

5.1Covered Persons. This Section 5 applies to:

●all Directors;
●all employees of the Group with the following positions or, in the future, with positions with different titles that carry with them

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substantially similar responsibilities as those set out below (“Senior Management”):
●Chief Executive Officer
●Chief Executive Officer of Yandex LLC
●Chief Technology Officer
●Chief Financial Officer
●Chief Accounting Officer
●Head of Investor Relations
●Tax Director
●Head of Treasury
●	such other employees of the Group as are designated from time to time by the Board of Directors of the Company, the Chief Executive Officer of the Group or the Compliance Officer as being subject to this Section 5 (the “Designated Employees”);
●	all family members of Directors, Senior Managers and Designated Employees who share the same address as, or are financially dependent on, the Director, Senior Manager or Designated Employee, and any other person who shares the same address as the Director, Senior Manager or Designated Employee (other than an unrelated person who is not financially dependent on the Director, Senior Manager or Designated Employee and on whom the Director, Senior Manager or Designated Employee is not financially dependent); and
●	all corporations, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.

5.2Blackout Periods.

(a)	Except as provided in Section 6, no person or entity covered by this Section 5 may purchase or sell any securities of the Company during the period beginning two weeks prior to the end of each fiscal quarter and ending upon the completion of the second full trading day after the public announcement of earnings for such quarter (a “regular blackout period”).
(b)	The Company may from time to time notify Directors, Senior Managers and other specified employees of the Group that an additional blackout period (a “corporate news blackout period”) is in effect in view of significant events or developments involving the Company and the Group. In such event, except as provided in Section 6, no such individual may purchase or sell any securities of the Company during such corporate news blackout period or inform any third party that a corporate news blackout period is in effect. (In this policy, regular blackout periods and corporate news blackout periods are each referred to as a “blackout period.”)

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5.3Trading Solely Under Trading Plans. Subject to Section 6, and unless otherwise expressly approved by the Compliance Officer in writing, Directors, Senior Managers and such other persons identified by the Compliance Officer from time to time (the “Plan Persons” and each a “Plan Person”) shall only be permitted to effect any sales or purchases of securities of the Company pursuant to a binding contract, written plan or specific instruction (a “trading plan”) which is adopted and operated in compliance with Rule 10b5-1. Such trading plan must be: (1) in writing; (2) submitted to the Company for review by the Company prior to its adoption; and (3) not be adopted during a blackout period or while the Plan Person was aware of material nonpublic information.

5.4Notice of Trades; Filing Requirements.

(a)	Advance Notice. No person or entity covered by this Section 5 may purchase or sell or otherwise acquire or dispose of securities of the Company, other than in a transaction permitted under Section 6(a), unless he, she or it notifies the Compliance Officer prior to such transaction.

(b)	Notification Procedures. The notifications required by Section 5.3(a) may be oral or in writing (including by e-mail) and should include the identity of the covered person, the type of transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the date or proposed date of the transaction and the number of shares involved. For purposes of Section 5.3, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

6.EXCEPTIONS

(a)	The prohibitions in Sections 4.2(a) and 5.2 on purchases and sales of

Company securities do not apply to:

●	exercises of share options or other equity awards that would otherwise expire or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the employee or Director is aware of material nonpublic information or, in the case of someone who is subject to Section 5, during a blackout period (as defined in Section 5.2(b));
●	acquisitions or dispositions of Company ordinary shares under any future Company sponsored pension plan which are made pursuant

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to standing instructions not entered into or modified while the employee or Director is aware of material nonpublic information or, in the case of someone who is subject to Section 5, during a blackout period;
●	other purchases of securities from the Company or sales of securities to the Company;
●	bona fide gifts, unless the person making the gift has reason to believe that the recipient intends to sell the securities while the employee or Director is aware of material nonpublic information or, in the case of someone who is subject to Section 5, during a blackout period; and
●	purchases or sales made pursuant to a binding contract, written plan or specific instruction (a “trading plan”) which is adopted and operated in compliance with Rule 10b5-1; provided such trading plan: (1) is in writing; (2) was submitted to the Company for review by the Company prior to its adoption; and (3) was not adopted while the employee or Director was aware of material nonpublic information or, in the case of someone who is subject to Section 5, during a blackout period.

(b)Nothing in this policy is intended to limit the ability of a venture capital partnership or other similar entity with which a Director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

7.PENALTIES FOR VIOLATION

Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment.

8.COMPANY ASSISTANCE AND EDUCATION

The Company shall take reasonable steps designed to ensure that all Directors and employees of the Group are educated about, and periodically reminded of, the US federal, Russian and Dutch securities law restrictions and Company policies regarding insider trading.

9.LIMITATION ON LIABILITY

None of the Company, the Compliance Officer or the Company’s other employees will have any liability for any delay in reviewing a trading plan submitted for review pursuant to Section 6(a) or for any refusal to permit a pledge pursuant to Section 5.3. Notwithstanding any review of a trading plan pursuant to Section 6(a) or receipt of an advance notice pursuant to Section 5.3(a), none of the Company, the Compliance Officer or the Group’s other employees

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assumes any liability for the consequences of such trading plan or transaction to the person engaging in or adopting such trading plan or transaction.

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